   As filed with the Securities and Exchange Commission on September 15, 2000
                                                  Registration No. 333-44958


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933


                                 VOXWARE, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                      36-3934824
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)


                           Lawrenceville Office Park
                                  P.O. Box 5363
                       Princeton, New Jersey 08543-5363
                                (609) 514-4100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Bathsheba J. Malsheen
                     President and Chief Executive Officer
                           Lawrenceville Office Park
                                  P.O. Box 5363
                       Princeton, New Jersey 08543-5363
                                (609) 514-4100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


Copies of all communications, including all communications sent to the agent for service, should be sent to:
                               Paul Jacobs, Esq.
                          Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                           New York, New York  10103
                                (212) 318-3000

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   ----------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

********************************************************************************
* THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A     *
* REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH      *
* THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD     *
* NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE REGISTRATION STATEMENT BECOMES  *
* EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IS NOT     *
* SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER     *
* OR SALE IS NOT PERMITTED.                                                    *
********************************************************************************


                 SUBJECT TO COMPLETION DATED SEPTEMBER 15, 2000


                                 VOXWARE, INC.

                       3,578,000 Shares of Common Stock

                           _________________________

          The shares of our common stock may be offered and sold from time to time by a stockholder of Voxware, Inc., as described in this prospectus. The selling stockholder, Castle Creek Technology Partners LLC, acquired shares of our series A convertible preferred stock and a warrant in a private transaction on August 15, 2000.

          The number of shares being offered consists of shares of common stock as may be issued:

       .  upon conversion of 4,000 shares of our series A preferred stock;

       . upon exercise of the warrant to purchase up to 727,273 shares of common stock; and

       . upon the payment of premiums, failures to satisfy certain obligations, interest and anti-dilution adjustments on the series A preferred stock and warrant issued in connection with the sale of such series A preferred stock.

          The selling stockholder will receive all of the proceeds from the sale of the shares. The selling stockholder will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares other than the exercise price payable to us upon the exercise of the warrant.

          Our common stock trades on The Nasdaq National Market under the ticker symbol "VOXW." On September 13, 2000, the last reported sale price of the common stock on The Nasdaq National Market was $2.688 per share.

                           _________________________

          The selling stockholder may offer the shares of common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

                           _________________________

          Investing in our common stock involves risks. See "Risk Factors" beginning on page 8 for a discussion of certain factors that you should considered before you invest in any of the common stock being offered with this prospectus.

                           _________________________

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           _________________________


               The date of this Prospectus is September ___, 2000.

                               TABLE OF CONTENTS

                                                   Page

About This Prospectus..............................   4
Where You Can Find More Information................   4
Voxware, Inc.......................................   6
Risk Factors.......................................   8
Special Note Regarding Forward-Looking Statements..  14
Use of Proceeds....................................  14
Recent Developments................................  15
Selling Stockholders...............................  22
Plan of Distribution...............................  25
Legal Matters......................................  26
Experts............................................  26
                           _________________________

                             ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission to register 3,578,000 shares of our common stock on behalf of the selling stockholder. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. Our common stock is traded on The Nasdaq National Market under the symbol "VOXW." You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" much of the information we file with them (File No. 0-021403), which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all their shares of common stock:

     . our annual report on Form 10-K for the fiscal year ended June 30, 2000, filed on August 31, 2000;

     . our current report on Form 8-K filed on October 6, 1999, August 11, 2000 and August 16, 2000;

     .  our proxy statement, filed on April 20, 2000; and

     . our registration statement on Form 8-A, filed on September 20, 1996.

     The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at:

                       Voxware, Inc.
                       Lawrenceville Office Park
                       P.O. Box 5363
                       Princeton, New Jersey 08543-5363
                       (609) 514-4100

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

                                 VOXWARE, INC.

  Voxware was formed in 1993. We design, develop, market and sell voice-based products for the logistics, distribution and package sorting industries. Our primary product is called VoiceLogistics, which we introduced in April 2000. VoiceLogistics is a software and hardware based product which recognizes spoken information and provides voice instructions. The purpose of our voice-based systems is to provide large companies, which operate warehouses and distribution centers, a more efficient way for their workers to perform a wide variety of logistics tasks and enable them to enter information into the warehouse management system. Prior to our introduction of VoiceLogistics, we sold older generation speech recognition products. We currently offer VoiceLogistics in different versions with numerous features.

  Our products are designed specifically for use in warehouses, distribution centers and other industrial settings. VoiceLogistics is designed primarily to be used by workers performing such routine logistics tasks as order fulfillment, known as picking, receiving, returns processing, cycle counting, cross-docking and order entry. These workers can speak and hear voice instructions through a headset that connects into the VoiceLogistics device. This enables them to enter information related to the task they are performing into the warehouse management system as they perform the task. Without the need to use paper forms or hand-held scanners and other devices, the workers can freely use both hands to complete their tasks. We believe that this enables workers to perform their tasks faster and more accurately, as well as more efficiently and safely than with alternative methods.

  VoiceLogistics is designed to perform highly accurate speech recognition in targeted noisy industrial environments. Therefore, the VoiceLogistics products are not highly sensitive to noise typically found in industrial environments, accurately taking in and translating the spoken information regardless of the presence of operating machinery, personnel, conveyer belts and other sources of random and non-random noise.

  VoiceLogistics consists of software and hardware that is designed to work with standard computer operating systems and programs which are used in warehouse management. Our products operate with wireless networking, and web and speech technology to provide a mobile, networked interface between the warehouse management system, workers and management. VoiceLogistics is unique in the industry today because we believe it is the first web-optimized speech recognition system deployed in an industrial application that delivers a networked interactive voice interface to computer systems.

  VoiceLogistics is designed for use in most major industry sectors, including consumer goods manufacturers, consumer packaged goods, direct to consumer, food and grocery, retail, third-party logistics providers and wholesale distribution. In addition, our older products continue to be deployed in package handling, mail sorting, manufacturing, inspection and military combat applications.

  We generate revenues primarily from product sales, licenses of technology, and development services. Product sales consist of our VoiceLogistics product suite described above, stationary voice-based devices primarily used for warehouse receiving and package sorting applications, and accessories that complement our products. Accessories include microphones, headsets and computer hardware. Development services consist of providing technical assistance to customers in the custom design of their systems. License fees are generally derived from licensing our voice-based software applications, as well as from licensing our speech compression technologies to customers in the multimedia and consumer devices market.

  Our products are targeted primarily to be sold directly to large customers with annual revenues in excess of $100 million. However, we also expect to utilize other third parties such as consultants, value-added resellers, and system integrators to also sell and/or assist us in selling our products to these types of large customers. To date, we have signed agreements with several of these third-party resellers. We expect our revenues from these third parties to grow in the future as a percentage of our total revenue.

  Until February 1999, our business was developing and licensing software for speech compression to be used in multimedia Websites, Internet telephony and consumer devices. In February 1999, we acquired from Verbex Voice Systems the assets and technology on which VoiceLogistics is based. We have since largely ceased our prior business, and in September 1999 we sold substantially all of the assets related to that business. We still, however, continue to receive fees from the licensing of our speech compression technologies to customers in the multimedia and customer devices markets.

  Our executive offices are located at 168 Franklin Corner Road, Lawrenceville, New Jersey 08648, and our telephone number is (609) 514-4100.

                                 RISK FACTORS

     Before you invest in our common stock, you should carefully consider the following factors and cautionary statements, as well as the other information set forth herein. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose a substantial portion of the money you paid to buy our common stock.

     If we continue to incur operating losses, we may be unable to continue our operations.

     We have incurred losses since we started our company in August 1993. As of June 30, 2000, we had an accumulated deficit of $22,548,000. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. We incurred net losses of approximately $2,867,000 in fiscal 1996, $6,859,000 in fiscal 1997, $4,894,000 in fiscal 1998, $4,286,000 in fiscal 1999 and $2,245,000 in fiscal 2000. In addition, we expect to continue to incur net losses in at least the near term quarters. Our future profitability depends on our ability to obtain significant customers for our products, to respond to competition, to introduce new and enhanced products and to successfully market and support our products. We cannot assure you that we will achieve or sustain significant sales or profitability in the future.

     If we are unsuccessful in managing our recently acquired business, we will be unable to grow the business and generate revenues and profits.

     In February 1999, we acquired from Verbex the assets and technology relating to our business of selling speech recognition-based products for the warehousing and manufacturing markets and other industrial markets. In September 1999, we also sold the assets relating to our prior business of licensing speech coding and audio compression technologies. We therefore have very limited operating history and experience in our primary line of business. In particular, most of our senior management, including Dr. Bathsheba J. Malsheen, our President and Chief Executive Officer, have been operating the Verbex business only since February 1999. Accordingly, we cannot assure you that our management will be effective in operating our business in order to generate substantial revenues, or operating or net income.

     If we don't develop or acquire and introduce new and enhanced products on a timely basis, our products may be rendered obsolete.

     The markets for our speech recognition products and technologies are characterized by rapidly changing technology. The introduction of products by others based on new or more advanced technologies could render our products obsolete and unmarketable. Therefore, our ability to build on our existing technologies and products to develop and introduce new and enhanced products in a cost effective and timely manner will be a critical factor in our ability to grow and compete. We cannot assure you that we will develop new or enhanced products successfully and in a timely manner. Further, we cannot assure you that new or enhanced products will be accepted by the market. Our failure to develop new or enhanced products, including our failure to develop or acquire the technology necessary to do so, would have a material, adverse effect on our business.

     If our competitors introduce better or cheaper products, our products may not be profitable to sell or to continue to develop.

     The business in which we engage is highly competitive. Success is influenced by advances in technology, product improvements and new product introductions, as well as marketing and distribution capabilities, and price competition. Failure to keep pace with product and technological advances could adversely affect our competitive position and prospects for growth. Our products compete with those being offered by larger, traditional computer industry participants who have substantially greater financial, technical, marketing and manufacturing resources than us. We cannot assure you that we will be able to compete successfully against these competitors or that competitive pressures faced by us would not adversely affect our business or operating results.

     If we cannot integrate our speech recognition products with other components of customer systems, we may not be able to sell our products.

     Although state-of-the-art speech recognition technology is important to generating sales in our target markets, other components of a voice-based system are also necessary. Our products must be easily integrated with customers' asset management and information systems. The ability to incorporate speech recognition products into customers' systems quickly and without excessive cost or disruption will be a key factor in our success. We do not now possess all the necessary components. Acquisitions, joint ventures or other strategic relationships may be required for us to develop or obtain access to the necessary components to achieve market penetration. We cannot assure you that our efforts will be successful and, to the extent we are unsuccessful, our business may be materially, adversely affected.

     If our third-party partners do not effectively market and service our products, we will not generate significant revenues or profits from sales of our products.

     We expect to utilize third parties, such as consultants, value added resellers, or VARs, and system integrators, to sell and/or assist us in selling our products. To date, we have signed agreements with several of these third-party partners. We believe that the establishment of a network of third-party partners with extensive and specific knowledge of the various applications critical in the industrial market is important for us to succeed in that market. Some third-party partners also purchase products from us at a discount and incorporate them into application systems for various target markets, and/or consult us in the development of application systems for end users. For the foreseeable future, we may sell fewer products if we cannot attract and retain third-party partners to sell and service our products effectively and that provide timely and cost-effective customer support. An increasing number of companies compete for access to the types of partners we use. Our current arrangements with third-party partners generally may be terminated by either party at any time upon 30 days prior written notice. We cannot assure you that our partners will continue to purchase and re-sell our products or provide us with adequate levels of support. If our partner relationships are terminated or otherwise disrupted our operating performance and financial results will be adversely affected.

     If our speech recognition products are not adopted for use in our target markets, it will be difficult for us to generate revenues and profits.

     The speech industry is relatively new and rapidly evolving. Accordingly, it is difficult to accurately predict demand and market acceptance for our recently introduced products. The speech industry currently has a limited number of proven products and popular perceptions about the use of speech recognition products (including reliability, cost, ease-of-use and quality) may impact the growth of the market for such products. While we believe that speech recognition technology offers significant advantages over competing products for a broad range of warehouse and industrial applications, we cannot assure you that the market for voice-based products will grow significantly or that our products will become widely accepted. Therefore, it is difficult to predict the size and future growth rate, if any, of this market. If the market for our products does not develop or if our new products do not achieve market acceptance, our future financial results will be adversely affected.

     If we are unable to raise additional capital in the future, we will be unable to continue our product development, marketing and business generally.

     In the future, we will need to raise substantial additional capital to fund operations, including product development and marketing. Funding from any source may not be available when needed or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit, delay, scale-back or eliminate product development programs or marketing or other activities. We might be forced to sell or license our technologies. Any of these actions might harm our business. We cannot assure you that any additional financing will be available or, if available, that the financing will be on terms favorable to us. If financing is obtained, the financing may be dilutive to our current stockholders.

     If we cannot attract and retain management and other personnel with experience in the areas of our business focus, we will not be able to manage and grow our business.

     We have been developing and selling our speech recognition products and technologies only since February 1999. Since that time, we have been hiring personnel with skills and experience relevant to the development and sale of these products and technologies. If we cannot continue to hire such personnel and to retain any personnel hired, our ability to operate our business profitably will be materially adversely affected. Competition for qualified personnel is intense and we cannot assure you that we will be able to attract, assimilate or retain qualified personnel.

     If our voicelogistics family of products is not successful in the market, we will not be able to generate substantial revenues or achieve profitability.

     Our success is substantially dependent on the success of our VoiceLogistics family of products. Sales of our older generation voice-based products accounted for approximately 28% of our net revenue in fiscal 1999 and approximately 47% of our net revenue in fiscal 2000. If our VoiceLogistics products are accepted by the market, these products will account for a large percentage of our net revenue in the future. We do not currently have any other products which are expected to generate significant revenues, other than our older generation voice-based products and our VoiceLogistics products. If our products are unsatisfactory, or if we are unable to generate significant demand for these products, or we fail to develop other significant products, our business will be materially and adversely affected.

     If we cannot protect our proprietary rights and trade secrets or if we are found to be infringing on the patents and proprietary rights of others, our business would be substantially harmed.

     Our success depends in part on our ability to protect the proprietary nature of our products, preserve our trade secrets and operate without infringing the proprietary rights of others. If others obtain and copy our technology or others claim that we are making unauthorized use of their proprietary technology, we may get involved in lengthy and costly disputes to resolve questions of ownership of the technology. If we are found to be infringing on the proprietary rights of others, we could be required to seek licenses to use necessary technology. We cannot assure you that licenses of third-party patents or proprietary rights would be made available to us on acceptable terms, if at all. In addition, the laws of certain countries may not protect our intellectual property. To protect our proprietary rights, we seek patents and we enter into confidentiality agreements with our employees and consultants with respect to proprietary rights and unpatented trade secrets. We cannot assure you that patent applications in which we hold rights will result in the issuance of patents. We cannot assure you that any issued patents will provide significant protection for our technology and products. In addition, we cannot assure you that others will not independently develop competing technologies which are not covered by our patents. We cannot assure you that confidentiality agreements will provide adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosures. Any unauthorized disclosure and use of our proprietary technology would have a material adverse effect on our business.

     The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock.

     Our common stock closed as high as $12.50 and as low as $1.25 per share between January 3, 2000 and August 15, 2000. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price fluctuations. Some of the factors leading to this volatility include:

     .  Fluctuations in our quarterly revenue and operating results;

     .  Announcements of product releases by us or our competitors;

     . Announcements of acquisitions and/or partnerships by us or our competitors; and

     . Increases in outstanding shares of common stock upon exercise or conversion of derivative securities.

These factors may continue to affect the price of our common stock in the future.

     If the trading price of our common stock falls, our stockholders could experience substantial dilution as result of the terms of our series a preferred stock and a warrant issued in a private placement in August 2000.

     We issued 4,000 shares of our series A preferred stock and a common stock purchase warrant to Castle Creek Technology Partners LLC in a private placement on August 15, 2000. The number of shares of common stock issuable by us upon conversion of the series A preferred stock and exercise of the warrant can increase substantially in certain events. If these events were to occur, we would not receive any additional payment from the holders of the series A preferred stock and the warrant for the additional shares. Any increase in the number of shares of common stock issuable may result in a decrease in the value of the outstanding shares of common stock.

     The series A preferred stock is initially convertible into 1,322,314 shares of our common stock and the warrant is initially exercisable for 727,273 shares of our common stock. The number of shares of common stock which we must issue upon conversion of the series A preferred stock may increase substantially in the following events:

     . if the market prices of our common stock are generally lower during the 45 day period following the later of (i) 271 days after the effective date of a registration statement covering the resale of the shares of common stock and (ii) August 15, 2001, than the market price of our common stock as of August 15, 2000;

     . if we do not allow conversion of the shares of series A preferred stock or we fail to deliver a stock certificate for common stock within the required time periods after we receive notice of an intent to convert the series A preferred stock;

     . if a registration statement relating to the resale of the shares of common stock has not been declared effective on or before February 10, 2001, or if we fail to maintain the effectiveness of such registration statement or adequately update such registration statement; and

     . if we issue securities at a price below the conversion price of the series A preferred stock, which is initially $3.025, or at prices below the prevailing market price at the time of issuance.

     The number of shares of common stock which we must issue upon exercise of the warrant may increase substantially in the following events:

     . if the market price of our common stock on November 15, 2001 is lower than the market price of our common stock as of August 15, 2000; and

     . if we issue securities at a price below the exercise price of the warrant, which is initially $3.4375, or at prices below prevailing market price at the time of issuance.

     The perceived risk of dilution or any actual dilution occasioned by the series A preferred stock or the warrant may cause our stockholders to sell their shares, which would contribute to the downward movement in stock price of the common stock. In addition, the significant downward pressure on the trading price of the common stock could encourage investors to engage in short sales, which would further contribute to the downward spiraling price of the common stock.

     The perceived risk of dilution or any actual dilution occasioned by the series A preferred stock or the warrant, could also make it difficult to obtain additional financing. New investors could either decline to make an investment in Voxware due to the potential negative effect of the dilution on a potential investment or require that their investment be on terms at least as favorable as the terms of the series A preferred stock and the warrant.

     Future sales of our common stock in the public market could adversely affect the price of our common stock.

     Sales of substantial amounts of our common stock in the public market that is not currently freely tradable, or even the potential for such sales, could impair the ability of our stockholders to recoup their investment or make a profit. As of August 15, 2000, these shares consist of:

     . approximately 128,718 shares of common stock owned by our executive officers and directors;

     . approximately 650,000 shares of common stock issued to a certain stockholder;

     . up to 2,850,412 shares of common stock issuable upon conversion of the series A preferred stock; and

     .  approximately 1,115,273 shares issuable to warrant and option holders.

     If the holder of the series A preferred stock and the warrant elects to have the series a preferred stock and the warrant assumed by a potential acquirer of Voxware, the acquirer could be deterred from completing the acquisition.

     The series A preferred stock and the warrant permit the holder to elect to have their shares of series A preferred stock and the warrant remain outstanding after an acquisition of Voxware, and to have the acquirer assume all of our obligations to the holder. This could deter a potential acquirer from completing an acquisition of Voxware.

     Among our obligations which an acquirer might be forced to assume which would act as a deterrent are:

     . the price adjustment provisions which could have an adverse effect on the market value of the acquirer's outstanding securities;

     . the obligation to register the re-sale of the common stock issuable upon conversion of the series A preferred stock and the warrant which could result in the sale of a substantial number of shares in the market;

     .  the obligation to pay dividends on the series A preferred stock;

     . the obligation to pay the holders of series A preferred stock the amount invested plus accrued dividends before any other stockholder receives any payment if we are liquidated; and

     . the obligation to seek the consent of the holders of the series A preferred stock before we can issue securities which have senior or equal rights as the series A preferred stock, sell all or substantially all of our assets, or take other actions with respect to the series A preferred stock or securities which have less rights than the series A preferred stock.

     If our common stock is removed from the Nasdaq stock market, the marketability of our common stock will be decreased substantially.

     Our common stock is currently traded on the National Market segment of The Nasdaq Stock Market. There can be no assurance that our common stock will maintain the minimum bid price and continue to be listed on Nasdaq. In addition, in order to maintain our Nasdaq listing, we are required to comply with the National Association of Securities Dealers, Inc.'s guidance on "future priced securities." The guidance relates to Nasdaq listing maintenance requirements which limit the number of shares of common stock that may be issued and sold in a transaction or a series of related transactions, without stockholder approval, at less than the market price of the common stock. We believe that the series A preferred stock and the warrant to Castle Creek contain the required limits and do not violate these criteria. The requirements for continued listing on such market include, among other things, includes a requirement that our common stock maintain a minimum bid price of $1.00 per share. Our stock has traded at prices below $1.00 per share in the past. Any removal from Nasdaq would have a material adverse effect on both the price and the liquidity of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this prospectus, the words "estimate, " "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholder. All of the net proceeds from the offer and sale of our common stock will go to the selling stockholder.

                              RECENT DEVELOPMENTS

Private Placement of Series A Preferred Stock and Warrant to Selling Stockholder

     On August 15, 2000, we completed a private placement pursuant to the terms and conditions of the Securities Purchase Agreement with Castle Creek Technology Partners, LLC. In the private placement, we offered and sold 4,000 shares of our series A convertible preferred stock, having a stated value of $1,000 per share, and a warrant to purchase 727,273 shares of our common stock for an aggregate purchase price of $4 million. At the time of issuance, the shares of the series A preferred stock are convertible into shares of our common stock. The shares of the series A preferred stock and the warrant would have represented approximately 9.3% and 5.1%, respectively, of the then outstanding shares of our common stock if converted or exercised. The following is a summary of the material terms of the series A preferred stock and the warrant:

     Series A Preferred Stock

     We filed a certificate of designations, preferences and rights, as amended, for our series A preferred stock with the Delaware secretary of state on August 15, 2000. We issued all of the 4,000 shares of the series A preferred stock with a stated value of $1,000 per share, authorized under the certificate of designations to the selling stockholder. At present, other than the series A preferred stock, we have no intention to issue any additional shares of preferred stock.

     Dividends. The holder of the series A preferred stock is entitled to receive cumulative, non-compounded dividends on the shares of series A preferred stock held by such selling stockholder at the annual rate per share of 7% of the stated value of such shares, computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be paid upon the sooner to occur of:

     .  the conversion or redemption of the shares of series A preferred stock;
        or

     .  the liquidation of Voxware.

Upon our liquidation or upon the redemption (as described below) of the shares of series A preferred stock, any accrued but undeclared dividends will be paid to the holder of the outstanding shares of series A preferred stock in cash .

       At the election of the holder of the series A preferred stock, dividends shall be paid in shares of common stock or in cash. Dividends paid in shares of common stock will be paid in full shares only.

       Conversion. The series A preferred stock is convertible into common stock so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% (9.99% in the case of a mandatory conversion) of the outstanding shares of common stock. Additionally, at no time would the series A preferred stock be convertible into a number of shares of common stock which, when combined, with the number of shares issued or issuable upon the exercise of the warrant or the conversion of the series A preferred stock at an exercise or conversion price of less than $3.00 per share, would represent more than 19.99% of the outstanding shares of common stock on August 15, 2000 (2,850,413 shares of common stock, subject to equitable adjustments for stock splits, stock, dividends, reclassifications or similar events). Because of this limitation, we are not required to obtain stockholder approval under the rules and regulations of the NASD for the issuance of the series A preferred stock, the warrant or the shares of common stock issuable upon the conversion or exercise thereof.

       Optional Conversion. Each holder of series A preferred stock, at its option, may convert any or all of its shares of series A preferred stock into a number of fully paid and non-assessable shares of common stock determined, for each share of series A preferred stock to be converted, in accordance with the following formula:

        $1000 + accrued but unpaid dividends (if elected by the holder)
        ---------------------------------------------------------------
                               Conversion Price

     The conversion price is initially equal to $3.025. The conversion price adjusts on and as of the first business day (for a 45 business day period) following the later of:

     .  271 days after the effective date of the registration statement, and

     .  August 15, 2001, to the lower of:

       . 100% of the average of the closing bid prices for the shares of our common stock on any five business days which constitute the lowest five business day average closing bid price of the common stock for any 10 consecutive business days during the 45 business day period, or

       .  $3.025.

       Mandatory Conversion. Subject to the exchange cap described below and the limitation on the number of shares on common stock that a holder may own (not more than 9.99% of the common stock outstanding in the call of a mandatory exercise) and assuming the following four conditions are met, we have the right to require the mandatory conversion of all of the shares of series A preferred stock. The four conditions are:

     . the resale of all of the common stock issuable upon conversion of the series A preferred stock must be covered by an effective registration statement for at least 60 consecutive business days prior to the notice of mandatory conversion to the holders and for a period of at least 60 consecutive business days prior to the effective time of the mandatory conversion that is no less than five business days and more than 10 business days prior to the date on which such mandatory conversion is to become effective;

     . the closing bid price of the common stock must be greater than $11.00 per share (subject to equitable adjustment for stock splits, stock dividends, reclassifications or similar events) for 10 consecutive business days immediately prior to the delivery of notice of mandatory conversion and for a period of 10 consecutive business days immediately prior to the effective time of the mandatory conversion that is no less than five business days and more than 10 business days prior to the date on which such mandatory conversion is to become effective;

     . the common stock must be listed for trading on The Nasdaq National Market or the New York Stock Exchange; and

     . we must not have been in violation of any of its material obligations under the agreements executed in connection with the private placement at the time of the mandatory conversion and for a period of six months prior to the mandatory conversion.

       Adjustments to Conversion Price; Certain Protections. In addition to the conversion price adjustment referred to above, if we fail to:

     .  allow conversion of shares of series A preferred stock, or

     . fail to deliver a stock certificate representing common stock to be issued to the holder within a period of days after notice of the holder's intent to convert,

we will be required to pay such holder cash damages equal to the product of:

       (A) the stated value of the series A preferred stock to be converted times,

       (B) the number of days the conversion is delayed times,

       (C) $0.01.

In addition, if the conversion default continues, the conversion price adjusts downward at least 1% per day until we cure our failure to deliver the certificates or until the holder notifies us that it no longer wants to convert the series A preferred stock.

       The conversion price is also subject to adjustment on the occurrence of the following events:

     . Stock Splits, Dividends, Etc. If at any time on or after August 15, 2000, the number of outstanding shares of common stock is changed by stock split, reverse stock split, stock dividend, combination, reclassification or other similar event, the conversion price will be proportionally adjusted.

     . Major Transactions. If we complete a merger or other similar transaction, or a sale of substantially all of its assets, the holder of the series A preferred stock will be entitled, at its option, to:

               . retain the series A preferred with all of its rights (subject to our redemption of the series A transaction at 115% of the stock with all of its rights preferred stock at the closing of stated value plus accrued (subject to our the dividends); or

               . receive transaction considerations, as if the holder had converted the shares as of the day prior to the announcement of the transaction.

     . Adjustment Due to Distribution. If we declare or makes any distribution of our assets (or rights to acquire our assets) to holders of any class of common stock as a partial liquidating dividend or a distribution, each holder of the series A preferred stock will be entitled to receive the amount of assets that each holder could have acquired if the holder had converted the series A preferred stock into shares of common stock on the day prior to the date on which a record is taken to determine which stockholders are entitled to a distribution, or if no such record is taken, the date as of which holders of common stock are determined to be entitled to a distribution.

     . Issuance of Common Stock at a Price Below Conversion Price. Except as stated above, if, at any time prior to August 15, 2001, we issue or sell any shares of common stock for no consideration or for a consideration per share less than the then current conversion price, then effective immediately upon such issuance, the conversion price will be adjusted to equal the consideration per share received in such issuance.

     . Issuance of Common Stock at a Price Below Market Price. Except as provided above, if, at any time, we issue or sell any shares of common stock for no consideration or for a consideration per share less than the then current market price or dilutive issuance, then effective immediately upon the issuance, the conversion price will be adjusted in accordance with the following formula:

               E' = (E) (O + P/M) / (CSDO)

               where:

               E'   =  the adjusted conversion price
               E    =  the then current conversion price;
               M    =  the then current Market Price;
               O    =  the number of shares of common stock outstanding
                       immediately prior to the issuance;
               P    =  the aggregate consideration received by us upon such
                       issuance; and
               CSDO =  the total number of shares of outstanding immediately after common stock deemed the issuance.

     Exchange Cap. Our obligation to issue common stock upon the conversion or otherwise, at a conversion price that is less than $3.00 per share, as adjusted, pursuant to the conversion of series A preferred stock (including without limitation a mandatory conversion) will be limited to the number of shares of common stock equal to:

     (A) 2,850,413 shares of common stock (as adjusted for stock splits, stock dividends, reclassifications or similar events) minus,

     (B) the sum of the shares of common stock previously issued upon the exercise of the warrant at an exercise price (as described below) that is less than $3.00 per share, as adjusted, plus,

     (C) the number of shares of common stock previously issued upon the conversion of series A preferred stock at a conversion price that is less than $3.00 per share, as adjusted.

No holder will be issued, upon conversion of such holder's shares of series A preferred stock at a conversion price that is less than $3.00 per share, as adjusted, shares of common stock in an amount greater than such holder's pro rata portion of 2,850,413 shares of common stock.

     Redemption at Maturity. We must redeem all shares of series A preferred stock on February 15, 2003 for an amount per share equal to the stated value plus accrued dividends plus unpaid conversion default payments.

     Voting Rights. The holders of series A preferred stock have no voting rights. The consent of the holders of the series A preferred stock is required, however, to issue senior or pari passu securities or to sell substantially all of the assets of Voxware. As a result, the issuance of the newly created series A preferred stock with conversion rights may adversely affect the voting power of the holders of our common stock, including loss of voting control to others upon the conversion of the series A preferred stock into common stock.

     Warrant

     We also issued a four year warrant to the selling stockholder to purchase 727,273 shares of our common stock. The initial exercise price of the warrant is $3.4375 per share, representing 125% of the market price of the common stock on August 15, 2000.

     On November 15, 2001, the exercise price of the warrant will be reset to the lesser of $3.4375 and the market price of the common stock on such reset date. The exercise price of the warrant is also subject to anti-dilution adjustments in the same manner as the conversion price of the series A preferred stock described in the section entitled "Recent Development" Private Placement of Series A Preferred Stock and Warrant to Selling Stockholder; Series A Preferred Stock; Conversion; Adjustments to Conversion Price; Certain Protections" above.

     If we complete a merger or other similar transaction, or a sale of substantially all of its assets, and the common stock remains outstanding or our stockholders receive any common stock or substantially similar equity interest, the selling stockholder will be entitled, at its option, to:

     . retain the warrant with all of its rights to such common stock under the warrant; or

     . receive the greater of, at the selling stockholder's sole discretion, the:

       . transaction consideration, as if the selling stockholder had exercised the warrant as of the day prior to the announcement of the transaction; or

       . cash payment equal to the fair value of the warrant based on the exercise price in effect on the date of the transaction.

       We may not effect any such transaction unless prior to its consummation, the successor corporation (if not us) assumes by written instrument the obligations of the warrant and the obligations to deliver to the selling stockholder such shares of stock, securities, or assets as, in accordance with the provisions of the warrant.

          We may cause the mandatory exercise of all or part of the warrant after August 15, 2001, upon delivery of a mandatory exercise notice, if the following conditions are met:

     . the resale of all of the common stock issuable upon exercise of the warrant and conversion of the series A preferred stock has been registered by an effective registration statement for a period of at least:

         . 60 consecutive business days immediately prior to the date of delivery of the mandatory exercise notice; and

         . 60 consecutive business days immediately prior to the effective time of the mandatory exercise that is no less than five business days and more than 10 business days prior to the date on which such mandatory exercise is to become effective,

     . the closing bid price of the common stock was greater than $25.00 per share for a period of at least the:

         . 10 consecutive business days prior to the date of delivery of the mandatory exercise notice; and

         .  10 day period prior to the date of mandatory exercise,

     . the common stock is listed on The Nasdaq National Market or the New York
       Stock Exchange, and

     . we are not on the date of delivery of mandatory exercise notice or at the effective time of mandatory exercise (and have not been for the six consecutive months prior to the date of delivery of the mandatory exercise notice or the six consecutive months immediately prior to the date of mandatory exercise) been in violation of any material obligations under the operative agreements executed in connection with the private placement.

     The warrant is not exercisable by the selling stockholder or subject to the mandatory exercise if such exercise would make the selling stockholder the beneficial holder of more than 4.99% (9.99% in the case of a mandatory exercise by us) of our total outstanding common stock.

     Registration Rights

     We entered into a registration rights agreement with the selling stockholder on August 15, 2000. The registration rights agreement provides that we must file a registration statement as soon as practicable, but in no event later than August 31, 2000 covering the resale of all of the shares of common stock issuable upon full conversion of the series A preferred stock and full exercise of the warrant purchased and sold under the private placement. We are required to register and keep registered, pursuant to an effective registration statement, at least 175% of the aggregate number of shares of our common stock, issued or issuable upon conversion of the series A preferred stock and exercise of the warrant, without regard to any limitation on any conversion or exercise. In the event the number of shares available under the registration statement is, at any time, insufficient to cover the 175% requirement, we must amend, if permissible, the registration statement, or file a new registration statement (on the short form available therefor, if applicable), or both, so as to cover 200% of the aggregate number of shares of our common stock issued or issuable upon such exercise or conversion (in each case, without giving effect to any limitation on conversion or exercise set forth above), in each case, as soon as practicable, but in any event within five days of the failure to meet the 175% requirement.

     We must cause this registration statement to become effective as soon as practicable, but in no event later than the 90th day, or 120 days if reviewed in writing by the SEC, following August 31, 2000. If a registration statement covering the shares of our common stock issued or issuable upon conversion of the series A preferred stock and exercise of the warrant is not filed with the SEC on or before August 31, 2000 or declared effective by the SEC on or before the applicable 90 day, or 120 day, if applicable, registration deadline, or if after such registration statement has been declared effective by the SEC, sales of all the shares of common stock covered by the registration statement cannot be made pursuant to such registration statement by:

     .  reason of a stop order;

     .  our failure to update the registration statement;

     .  the failure of any post-effective amendment to be declared effective; or

     .  any other reason outside the control of the selling stockholders,

then we are required to make payments to the selling stockholder in such amounts and at such times as partial relief for the damages to the selling stockholder by reason of any such delay in or reduction of their ability to sell the common stock covered by the registration statement.

     In the event of a registration failure occasioned by the failure to file the registration statement (or, if applicable, an amendment) required to be filed on or before August 31, 2000 (or, if applicable, the additional filing deadline) or the failure of the registration statement to be declared effective by the SEC on or before the applicable registration deadline, we will pay the selling stockholders an amount equal to the product of:

     (A) the multiplier (as described below) times,

     (B) the funded amount (as described below) times,

     (C) the number of months (prorated per day for partial months),

following August 31, 2000 (or, if applicable, the additional filing deadline) and prior to the date the applicable registration statement required (or, if applicable, the amendment) is filed with or declared effective by, the SEC.

For any given date, the multiplier is:

     . during the first 30 days following the filing deadline, additional filing deadline and/or the registration deadline, as applicable, during which there is a registration failure or registration suspension, 1%,

     . during the second 30 days following the applicable registration failure, 1 1/2%, and

     . after the 60th day of a registration failure or registration suspension, 2%.

     With respect to any given registration statement, the funded amount is the aggregate purchase price of the series A preferred stock and the warrant relating to the common stock registered (or to be registered) on such registration statement.

     In the event of a registration suspension, we will pay to the selling stockholder an amount equal to the product of:

     (A) the multiplier times,

     (B) the funded amount times,

     (C) the number of months (prorated per day for partial months),

from (x) the date on which sales of all the common stock first cannot be made to
(y) the date on which sales of all such common stock can again be made.

     Payments shall be made within five days after the end of each period that gives rise to such obligation, provided that, if any such period extends for more than 30 days, payments will be made for each such 30 day period within five days after the end of such 30 day period.


                             SELLING STOCKHOLDERS

     The following table sets forth the common stock ownership of the selling stockholder as of August 15, 2000, as adjusted to reflect the sale of the common stock in this offering. Except as set forth below, the selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

     We have chosen to register 3,578,000 shares of common stock on behalf of the selling stockholder. The number of shares of common stock that we will ultimately issue will be determined by the selling stockholder because:


     . the selling stockholder may convert less than all of their shares of series A preferred stock and exercise less than the face amount of shares of common stock under the warrant;

     . the conversion price of the series A preferred stock may vary with the market price of our common stock;

     . we may choose to pay dividends on the series A preferred stock in shares of common stock;

     . we may be required to issue common stock upon our failure to satisfy certain obligations; and

     . the number of shares that we may issue upon conversion of the series A preferred stock and exercise of the warrant is subject to certain anti-dilution protections.

     Because of these factors, we may not issue the entire 3,578,000 shares of common stock covered by this prospectus. In fact, we may issue materially more or materially less than 3,578,000 shares of common stock.

The 3,578,000 shares covered by this prospectus represent approximately 25.1% of our outstanding shares of common stock as of August 15, 2000. Notwithstanding the registration of the 3,578,000 shares of common stock covered by this prospectus, the terms of the series A preferred stock prohibit us from issuing a number of shares of common stock which, when combined with the number of shares issued or issuable upon the exercise of the warrant or the conversion of the series A preferred stock at an exercise or conversion price of less than $3.00 per share, would represent more than 19.99% of the outstanding shares of common stock on August 15, 2000 (2,850,413 shares of common stock, subject to equitable adjustments for stock splits, stock, dividends, reclassifications or similar events). Because of this limitation, we are not required to obtain stockholder approval under the rules and regulations of the NASD for the issuance of the series A preferred stock, the warrant or the shares of common stock issuable upon the conversion or exercise thereof. In addition, the series A preferred stock and the warrant are not convertible or exercisable, as the case may be, at any time that such conversion or exercise would result in the holder thereof beneficially owning in excess of 4.99% (9.99% in the case of a mandatory conversion of the series A preferred or a mandatory exercise of the warrant) of our outstanding common stock.

     The following table sets forth the aggregate number of shares of common stock beneficially owned by the selling stockholder as of August 15, 2000 and the percentage of all shares of common stock held by such selling stockholder prior to and after giving effect to the offering based on 14,252,068 shares of common stock outstanding as of August 11, 2000. We considered the following factors and made the following assumptions regarding the table:

     . beneficial ownership is determined under section 13(d) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire common stock within 60 days of August 15, 2000;

     . the conversion price of the series A preferred stock in effect as of the date of this prospectus, which is $3.025;

     . the exercise price of the warrant in effect as of the date of this prospectus, which is $3.4375;

     . the selling stockholder may sell all of the securities offered by this prospectus under certain circumstances;

     . the selling stockholder will not sell any other of our securities than they may own; and

     . the terms of the series A preferred stock and the warrant provide that such securities are convertible or exercisable only to the extent that the number of shares of common stock issuable upon such conversion and exercise, together with the number of shares of common stock then owned by the holder would not exceed 4.99% (9.99% in the case of a mandatory conversion of the series A preferred stock or a mandatory exercise of the warrant) of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934.

Accordingly the number of shares of common stock set forth in the third and fourth columns in the table below for the selling stockholder exceeds the number of shares of common stock that the selling stockholder beneficially owns in accordance with Section 13(d) as of August 15, 2000. The 4.99% limitation may not prevent any holder from converting all of its series A preferred stock or exercise of the warrant into 4.99% of our outstanding common stock upon subsequent conversions of series A preferred stock or exercise of the warrant. Accordingly, the 4.99% limitation does not prevent the selling stockholder from selling more than 4.99% of our common stock.

     Notwithstanding these assumptions, the selling stockholder may sell less than all of the shares listed on the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares of common stock that the selling stockholder will sell under this prospectus.

     The selling stockholder has advised us that it is the beneficial owners of the shares being offered.

Name of Selling        Shares of common          Shares of common stock        Maximum number of shares     Shares of common
Stockholder            stock owned               owned before offering         of common stock offered      stock owned
                       beneficially before       plus maximum number of        under this registration      beneficially after
                       offering (%) (1)          shares which may be           statement (%)                the offering (%)
                                                 acquired over the life of                                  (3)
                                                 the securities owned (%)
                                                 (1)(2)
-------------------------------------------------------------------------------------------------------------------------------
Castle Creek              710,238 (4.99%)            2,049,587 (14.4%)            3,578,000 (25.1%)               0
 Technology
 Partners, LLC (4)
-------------------------------------------------------------------------------------------------------------------------------

_________________
(1) Assumes a conversion price for the series A preferred stock of $3.025 and an exercise price for each share of common stock underlying the warrant of $3.4375, each as in effect on August 15, 2000. Under certain circumstances, the conversion price for the series A preferred stock and the exercise price for the warrant can fluctuate significantly. Thus, although 2,049,587 shares of common stock are beneficially owned by the selling stockholder as of August 15, 2000, such number could significantly increase over time in the event of price adjustments to the conversion or exercise prices.

(2) Includes 1,322,314 shares of common stock issuable upon the conversion of the series A preferred stock and 727,273 shares of common stock issuable upon the exercise of the warrant without any price adjustments.

(3) The selling stockholder may offer and sell, all or a part, of the common stock pursuant to this prospectus, no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholder after the completion of this offering.

(4) Castle Creek Partners LLC, an Illinois limited liability company managed by its members, is the investment manager of Castle Creek Technology Partners LLC and has the ability to direct the voting and investment decisions of the selling stockholder. Castle Creek Partners LLC and its members disclaim beneficial ownership of the securities owned by the selling stockholder.

                             PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of Castle Creek Technology Partners, LLC, the selling stockholder. We are paying all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholder.

     Sales or dispositions of shares of common stock may be effected from time to time in transactions permitted by the Securities Act of 1933, including block transactions, on the Nasdaq National Market or any other national securities exchange or quotation service listing or quoting the common stock at the time of sale, or in the over the counter market or in transactions other than on these exchanges or systems, or in the over the counter market, or in negotiated transactions, or a combination of these methods, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. The selling stockholder may effect transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of common stock for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

     From time to time, the selling stockholder may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares form time to time.

   We have agreed not to, and some of our executive officers and all of our directors have agreed that they will not:

     (1) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, pledge, grant an option to purchase or other sale or disposition), directly or indirectly, any shares of common stock or any warrant exercisable for common stock or any options exercisable for common stock, or

     (2) enter into any arrangement for the transfers to another, in whole or in part, any securities beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such officer or director, whether any transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, for a 180 day period following the effectiveness of this registration statement, without the prior written consent of the selling stockholder.

     The selling stockholder and any broker-dealers that act in connection with the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act of 1933. Liabilities under the federal securities laws cannot be waived.

     The selling stockholder will be subject to prospectus delivery requirements under the Securities Act of 1933. In the event of a "distribution" of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     We have agreed to pay a finder's fee in the form of a warrant exercisable into 50,000 shares of our common stock, to a party unrelated to the selling stockholder in connection with this offering.

     The securities were originally sold by us to the selling stockholder in August 2000 in a private placement. We agree to indemnify and hold the selling stockholder harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the securities by the selling stockholder. The registration rights agreement dated August 15, 2000, by and between us and the selling stockholder, provides that we and the selling stockholder will indemnify each other against certain liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus have been passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

   The audited consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

                                                                                                        Amount
                                                                                                        ------
SEC Registration Fee....................................................................             $   2,450.04
Nasdaq National Market Listing Fee......................................................             $  17,500.00
Legal, Accounting and Printing Expenses.................................................             $ 125,000.00
Miscellaneous Expenses..................................................................             $  15,000.00
                                                                                                     ------------
Total...................................................................................             $ 159,950.04*
                                                                                                     ============

----------------

*  Estimated.

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     The Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL. The DGCL does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in
Section 145 of the DGCL, the Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The By-Laws also provide that the Company shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     Each of the Employment Agreements with Bathsheba Malsheen and Nicholas Narlis provides for indemnification to the maximum extent permitted by applicable law. The Company has also indemnifies each of its directors and executive officers with the maximum indemnification allowed to directors and executive officers by the DGCL, subject to certain exceptions, as well as certain additional procedural protections. In addition, the Company will generally advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

     The indemnification provisions in the Company's Certificate of Incorporation and By-Laws also permits indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Company currently carries director and officer liability insurance in the amount of $5,000,000.

Item 16. Exhibits


   3.1 -- Certificate of Designations, as amended, for the series A preferred stock as filed with the Secretary of State of the State of Delaware on August 14, 2000. (1)
   5.1  --  Opinion of Fulbright & Jaworski L.L.P.*
  10.1 -- Securities Purchase Agreement, dated as of August 10, 2000, by and between Voxware, Inc. and Castle Creek Technology Partners, LLC. (1)
  10.2 -- Registration Rights Agreement, dated as of August 15, 2000, by and between Voxware, Inc. and
            Castle Creek Technology Partners, LLC. (1)
  10.3 -- Stock Purchase Warrant issued to Castle Creek Technology Partners, LLC. (1)
  10.4  --  Form of Warrant issued to Institutional Finance Group, Inc.*
  23.1  --  Consent of Arthur Andersen LLP.
  23.2  --  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
  24.1  --  Power of Attorney (included on signature page)*

----------------
*Previously filed on August 31, 2000.


(1) Incorporated by reference to the registrant's Current Report on Form 8-K filed on August 16, 2000.

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement No. 333-44958 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on September 14, 2000.



                                 VOXWARE, INC.
                                 (Registrant)



                                 By:  /s/ Bathsheba J. Malsheen
                                    ------------------------------------
                                    Bathsheba J. Malsheen, President and
                                    Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bathsheba J. Malsheen and Nicholas Narlis, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                          Title                                Date
      ---------------------            ---------------------                      --------

                                   President, Chief Executive                   September 15, 2000
                                     Officer and Director
/s/ Bathsheba J. Malsheen            (Principal Executive Officer
-------------------------------

Bathsheba J. Malsheen

                                   Senior Vice President, Chief Financial       September 15, 2000
                                     Officer, Secretary and Treasurer
             *                       (Principal Accounting Officer)
-------------------------------
Nicholas Narlis

             *                     Director                                     September 15, 2000
-------------------------------
David Levi



              *                    Director                                     September 15, 2000
-------------------------------
Eli Porat



* By /s/ Bathsheba J. Malsheen [Bathsheba J. Malsheen] as attorney-in-fact pursuant to power of attorney filed on August 31, 2000

                                INDEX TO EXHIBITS


   3.1  --  Certificate of Designations, as amended, for the series A preferred stock as filed with the Secretary of State of the State of Delaware on August 14, 2000. (1)
   5.1  --  Opinion of Fulbright & Jaworski L.L.P.*
  10.1 -- Securities Purchase Agreement, dated as of August 10, 2000, by and between Voxware, Inc. and Castle Creek Technology Partners, LLC. (1)
  10.2 -- Registration Rights Agreement, dated as of August 15, 2000, by and between Voxware, Inc. and Castle Creek Technology Partners, LLC. (1)
  10.3 -- Stock Purchase Warrant issued to Castle Creek Technology Partners, LLC. (1)
  10.4  --  Form of Warrant issued to Institutional Finance Group, Inc.*
  23.1  --  Consent of Arthur Andersen LLP.
  23.2  --  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
  24.1  --  Power of Attorney (included on signature page)*
-----------------
*Previously filed on August 31, 2000.


(1) Incorporated by reference to the registrant's Current Report on Form 8-K filed on August 16, 2000.